MILBERG WEISS BERSHAD                                       FILED
 HYNES & LERACH LLP
WILLIAM S. LERACH (68581)                                   SEP-7 PM 12:26
DARREN J. ROBBINS (168593)
RANDALL J. BARON (150796)                                   [ILLEGIBLE]
RANDALL H. STEINMEYER
600 West Broadway, Suite 1800
San Diego, CA 92101
Telephone:  619/231-1058

SCHIFFRIN & BARROWAY, LLP
ANDREW L. BARROWAY
MARC A. TOPAZ
GREGORY M. CASTALDO
Three Bala Plaza East, Suite 400
Bala Cynwyd, PA 19004
Telephone:  610/667-7706


                     SUPERIOR COURT OF THE STATE OF CALIFORNIA

                             COUNTY OF SANTA CLARA


WILLIAM LEVY, on Behalf of Himself and   )  Case No. CV784407
All Others Similarly Situated,           )
                                         )  CLASS ACTION
                         Plaintiff,      )
                                         )  COMPLAINT FOR BREACH OF
      vs.                                )  FIDUCIARY DUTY
                                         )
DIGITAL LINK CORPORATION; VINITA GUPTA;  )
RICHARD C. ALBERDING; LOUIS GOLM;        )
NARENDRA K. GUPTA; STEPHEN L. VON RUMP   )
and DOES 1-100, inclusive;               )
                                         )
                         Defendants.     )
                                         )  DEMAND FOR JURY TRIAL
-----------------------------------------   ---------------------













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COMPLAINT FOR BREACH OF FIDUCIARY DUTY

    Plaintiff, William Levy, by his attorneys, alleges upon information and belief, except as to Paragraph 1 which is alleged upon personal knowledge, as follows:

                                    THE PARTIES

    1. Plaintiff William Levy ("plaintiff") is the owner of common stock of Digital Link Corporation ("Digital Link" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

    2. Defendant Digital Link is a corporation duly existing and organized under the laws of the State of California, with its principal executive offices located at 217 Humboldt Court, Sunnyvale, California. The Company designs, manufactures, markets, and supports digital wide-area network access products for global networks. Digital Link's products are used by Internet service providers and carriers as infrastructure equipment and by businesses for connectivity to wide-area networks.

    3. Defendant Vinita Gupta ("Gupta") is and at all times relevant hereto has been President, Chief Executive Officer, and Chairman of the Board of Directors of Digital Link. Gupta founded the Company and currently owns approximately 50% of outstanding Digital Link common shares.

    4. Defendant Narendra K. Gupta is ("Narendra Gupta") at all times relevant hereto has been a director of Digital Link. Narendra Gupta is the husband of defendant Gupta.

    5. Defendants Richard C. Alberding, Louis Golm, and Stephen L. Von Rump are and at all times relevant hereto have been directors of Digital Link.

    6. The defendants referred to in paragraphs 3 through 5 are collectively referred to herein as the "Individual Defendants."

    7. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and other public stockholders of Digital Link, and owe plaintiff and the other members of the class the higher obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

    8. The true names and capacities of defendants sued herein under California Code of Civil Procedure Section 474 as Does 1 through 100, inclusive, are presently not known to plaintiff, who therefore sue these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

                               CLASS ACTION ALLEGATIONS

     9. Plaintiff brings this action on his own behalf and as a class action, pursuant to Section 382 of the California Code of Civil Procedure, on behalf of himself and holders of Digital Link common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

     10.  This action is properly maintainable as a class action.

     11. The Class is so numerous that joinder of all members is impracticable. As of September 7, 1999, there were approximately 8.07 million shares of Digital Link common stock outstanding.

     12. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members. The common questions include, INTER ALIA, the following:

          (a)  whether the merger is grossly unfair to the Class;

          (b) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and

          (c) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

     13. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     14. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

     15. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                               SUBSTANTIVE ALLEGATIONS

     16. On September 3, 1999, Digital Link announced that it had signed a definitive merger agreement with DLZ Corp., whereby DLZ Corp. will commence a tender offer for all of the outstanding shares of Digital Link it already does not own for $10.30 per share (the "Merger"). DLZ CORP. IS A PRIVATE COMPANY FORMED AND CONTROLLED BY DEFENDANT GUPTA.

     17. Under the terms of the Merger Agreement, the tender offer will commence on September 10, 1999 and will be scheduled to expire at 12:00 midnight New York City time on October 15, 1999. The Merger is contingent upon DLZ Corp. owning an aggregate of 90% of the outstanding stock of Digital Link following completion of the tender offer.

     18. The merger consideration to be paid to Class members is unconscionable, unfair and grossly inadequate because, among other things:

          (a) The consideration agreed upon did not result from an appropriate consideration of the value of Digital Link as the Individual Defendants were presented with, and asked to evaluate, the proposed merger without any attempt to sufficiently ascertain the true value of Digital Link through open bidding or a "market check" mechanism; and

          (b) Digital Link common stock traded as high as $12.125 per share as recently as July 14, 1999.

     19. In agreeing to the proposed transaction, the defendants have violated their fiduciary duties owed to the public shareholders of Digital Link and have acted to put their personal interests ahead of those of Digital Link's public stockholders. Defendant Gupta is taking advantage of Digital Link's depressed stock price to buy out the Company's public shareholders for less than fair value.

     20. The Individual Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value and have, instead, agreed to the merger which will only serve to inhibit the maximization of shareholder value.

     21.  The individual Defendants were and are under a duty:

          (a) to fully inform themselves of the market value of Digital Link before taking, or agreeing to refrain from taking, action:

          (b)  to act in the interests of the equity owners;

          (c)  to maximize shareholder value;

          (d) to obtain the best financial and other terms when the Company's independent existence will be materially altered by a transaction; and

          (e) to act in accordance with their fundamental duties of due care and loyalty.

     22. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting unfairly to deprive plaintiff and other members of the Class of the true value of their investment in Digital Link.

     23. Digital Link shareholders will, if the transaction is consummated, be deprived of the opportunity for substantial gains which the Company may realize.

     24. By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other Digital Link public stockholders.

     25. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of the Company's assets and businesses and will be prevented from obtaining appropriate consideration for their shares of Digital Link common stock.

     26. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of the Company's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

     27.  Plaintiff and the Class have no adequate remedy at law.

                                  PRAYER FOR RELIEF

     WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against defendants as follows:

     A.   Declaring that this action is properly maintainable as a class action;

     B. Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

     C.   Enjoining defendants from proceeding with the Merger Agreement;

     D. Enjoining defendants from consummating the Merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure of process, such as an auction, to obtain the highest possible price for the Company;

     E. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

     F. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof;

     G.   Awarding plaintiff and the Class appropriate damages;

     H. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

     I. Granting such other and further relief as this Court may deem just and proper.

                                     JURY DEMAND

     Plaintiff demands a trial by jury.

DATED this 7th day of September, 1999.

                                        MILBERG WEISS BERSHAD
                                         HYNES & LERACH LLP
                                        WILLIAM S. LERACH
                                        DARREN J. ROBBINS
                                        RANDALL J. BARON
                                        RANDALL H. STEINMEYER


                                        /s/ Darren J. Robbins
                                        -------------------------------
                                                  DARREN J. ROBBINS

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